Exhibit 99
News Release
January 24, 2006

TIDELANDS OIL & GAS CORPORATION SECURES FINANCING

SAN ANTONIO,  Texas,  January 25, 2006 - Tidelands Oil & Gas Corporation (OTCBB:
TIDE), announced today an agreement in connection with a private placement of $6,569,750 of securities with several institutional investors led by Palisades Master Fund, L.P. The private placement consists of Original Issue Discount Convertible Debentures, convertible into common stock of the Company at a conversion price of $0.87 per share. The investors will also receive three-year warrants to purchase, in the aggregate, 2,491,975 shares of common stock of the Company at a conversion price of $0.935 per share. Additional 13 month callable warrants to purchase, in the aggregate, 7,551,432 were issued to the investors with an exercise price of $1.275 which warrants include a forced exercise provision by the Company if certain price and equity conditions are met. The Company will receive net proceeds of $4,964,410 from the transactions. HPC Capital Management was the placement agent in the transaction.


The financing provides Tidelands the financial flexibility to continue development of its ongoing project in Mexico inclusive of an extensive pipeline infrastructure and underground natural gas storage facility, coupled with a proposed offshore LNG regasification terminal.

Michael Ward, President and CEO of Tidelands Oil & Gas Corporation, stated, "We are appreciative of HPC's confidence in our business plan and project opportunities in the near and longer term. The monies provided through this financing will bridge our initiatives with the financial capability to assist in the completion of our objectives. As always, we remain focused and committed to the execution of our business plan and look forward to delivering additional fundamental milestones shortly."

About Tidelands Oil & Gas Corporation

Tidelands Oil & Gas Corporation, San Antonio, Texas, focuses its business on international pipeline crossings, gas processing plants and gas storage facilities. Through its nine directly and indirectly owned subsidiaries, Tidelands offers a full suite of services and has the capability to satisfy a wide variety of customer needs, both domestically and internationally. For more information about the Company, please visit www.tidelandsoilandgas.com.


                                      # # #
    ------------------------------------------------------------------------

THIS PRESS RELEASE MAY BE DEEMED TO CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED IN THE COMPANY'S PRESS RELEASES OR DISCUSSED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. ACTUAL RESULTS MAY VARY.

INVESTOR CONTACT                                        COMPANY CONTACT
Barry Gross                                             Michael Ward
Gross Capital, Inc.                                     Tidelands Oil & Gas
361-949-4999                                            210-764-8642
barry@grosscapital.com                                  togctide@aol.com